Exhibit 99.1

NEWS RELEASE

Contact:
Diane Schmidt, 610-397-5136
diane_schmidt@pmagroup.com

The PMA Insurance Group Enters into an Agreement to Provide Midwest Insurance Companies with California Workers’ Compensation Products

Blue Bell, PA—August 28, 2006—The PMA Insurance Group (PMA) announced today that it has entered into an agreement with Midwest Insurance Companies (Midwest), in which Midwest will underwrite workers’ compensation policies in California utilizing PMA’s filed workers’ compensation forms and rates.

Vincent T. Donnelly, President and Chief Executive Officer of The PMA Insurance Group commented, “The alliance between PMA and Midwest is a win-win for both parties. From PMA’s perspective, the partnership will allow us to more fully capitalize on our existing capacity and resources, and subsequently provides us with another opportunity to enhance the profitability of our operations. We look forward to helping Midwest continue to develop their workers’ compensation franchise in California targeted to small commercial customers.”

Max Carney, President and Chief Executive Officer of Midwest noted, “Our policyholders and agents value the outstanding products and service that Midwest brings to the market, and we are excited to partner with The PMA Insurance Group as we continue to expand our operations in California. PMA’s workers’ compensation expertise complements our business model, and will enhance the products and capabilities we provide our customers, including underwriting and claims expertise, an innovative technology platform and highly responsive customer service.”

The agreement between PMA and Midwest is effective as of September 1, 2006.

The PMA Insurance Group

Headquartered in Blue Bell, Pennsylvania, The PMA Insurance Group, a multi-lines property & casualty insurer specializing in workers’ compensation for over 90 years, is known for service excellence and high levels of customer satisfaction. In addition to workers’ compensation, PMA offers commercial automobile, commercial multi-peril, general liability and umbrella insurance. PMA Management Corp., an affiliate of The PMA Insurance Group, offers fee-based third-party administrative services.

The PMA Insurance Group includes Pennsylvania Manufacturers' Association Insurance Company, Manufacturers Alliance Insurance Company and Pennsylvania Manufacturers Indemnity Company, which are subsidiaries of PMA Capital Corporation (NASDAQ: PMACA).

For more information, please visit our website at www.pmagroup.com.

Midwest Insurance Companies

Founded in 1998, the Midwest Insurance Companies offer workers’ compensation products and services to commercial businesses in eight states, including Illinois, Indiana and California and is headquartered in Springfield, Illinois.